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                                                                     EXHIBIT 11



                     BALLARD SPAHR ANDREWS & INGERSOLL, LLP
                         1735 MARKET STREET, 51ST FLOOR
                     PHILADELPHIA, PENNSYLVANIA 19103-7599
                                 (215) 665-8500


                                         April 1, 1999

AIM Advisor Funds, Inc.
11 Greenway Plaza
Suite 100
Houston, Texas   77046

                  Re:  Shares of Stock AIM Advisor Funds, Inc.

Ladies & Gentlemen:

                  We have acted as counsel to AIM Advisor Funds, Inc., a Maryland corporation (the "Company"), in connection with that certain Plan of Reorganization (the "Plan") adopted by the Company's board of directors on March 11, 1999 for AIM Advisor MultiFlex Fund ("MultiFlex Fund").

                  The Plan provides for the reclassification and change of outstanding MultiFlex Fund shares into shares of AIM Advisor Flex Fund ("Flex Fund") of the same class (the "Reorganization"). MultiFlex Fund and Flex Fund are both separate series of shares of the Company's capital stock. Pursuant to the Plan, all of the assets and liabilities of MultiFlex Fund will become the assets and liabilities of Flex Fund, and each issued and outstanding share of MultiFlex Fund will be changed into a fractional share of Flex Fund of the same class that has a net asset value equal to the net asset value of the MultiFlex Fund share immediately prior to the Reorganization. The value of each MultiFlex Fund shareholder's account with Flex Fund after the Reorganization will be the same as the value of such shareholder's account with MultiFlex Fund prior to the Reorganization.

                  The opinion expressed below is based on the assumption that a Registration Statement on Form N-14 with respect to the Class A, Class B and Class C shares of Flex Fund to be issued to the MultiFlex Fund shareholders pursuant to the Plan (the "Flex Fund Shares") will



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AIM Advisor Funds, Inc.
April 1, 1999
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have been filed by the Company with the Securities and Exchange Commission and will have become effective before the Reorganization occurs.

                  Based on the foregoing, we are of the opinion that the Flex Fund Shares, when issued by the Company to the shareholders of MultiFlex Fund in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and nonassessable.

                  We express no opinion concerning the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of Maryland.

                  We consent to the filing of this opinion as an Exhibit to the Company's Registration Statement on Form N-14 and to the references to this firm in such Registration Statement.

                                          Very truly yours,

                                    /s/ Ballard Spahr Andrews & Ingersoll, LLP



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